Exhibit 99 (e) (iii)
SECOND AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 3rd day of October, 2011, by and among Brandywine Blue Fund, Inc., a Maryland Corporation (“Company”), Friess Associates, LLC (the “Adviser”) and Quasar Distributors, LLC (“Quasar”), as parties to the Distribution Agreement dated October 25th, 2000, as amended February 1, 2006 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to further amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 10(B) of the Agreement, the parties hereby amend the Agreement as follows:

Effective as of the date of this Amendment,

Schedule A of the Agreement shall be replaced in its entirety by the Amended Schedule A (“Amended Schedule A”) attached herein.

Amended Schedule B of the Agreement shall be replaced in its entirety by the Amended Schedule B attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDYWINE BLUE FUND, INC.	QUASAR DISTRIBUTORS, LLC
By: /s/ Lynda J. Campbell	By: /s/ James R. Schoenike
Lynda J. Campbell	James R. Schoenike
Title: V.P. & Secretary	Title: President

FRIESS ASSOCIATES, LLC
By: /s/William F. D’Alonzo
William F. D’Alonzo
Title: CEO

Amended Schedule A to the Distribution Agreement – Brandywine Blue Fund, Inc.

Brandywine Advisors MidCap Growth Fund

Brandywine Blue Fund

Amended Schedule B
to the
Distribution Agreement – Brandywine Blue Fund, Inc.

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE Brandywine Advisors Fund and Brandywine Blue Fund - October, 2011

Annual Base Fee - Distribution Services
●  Brandywine Advisors Fund: $----- and ----- of 1% of the Fund’s averaged daily net assets.
●  Brandywine Blue Fund: $-----

Advertising Compliance Review
▪ FINRA Filings
− $-----/job for the first 10 pages (minutes if tape or video); $----- /page (minute if tape or video) thereafter (includes FINRA filing fee).
▪ Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, etc.
− $----- /job for the first 10 pages (minutes if tape or video); $----- /page (minute if tape or video)
       thereafter.
▪ FINRA Expedited Filing Service for 3 Day Turnaround
− $----- for the first 10 pages (minutes if audio or video); $----- /page (minute if audio or video)
       thereafter. (FINRA may not accept expedited request.)
▪ Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
− $----- for the first 10 pages (minutes if audio or video); $----- /page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)
▪ $----- /year per registered representative
▪ Quasar is limited to these licenses for sponsorship: Series 6, 7, 24, 26, 27, 63, 66
▪ $----- /FINRA designated branch location (if required)
▪ Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees

CCO Support Fee: $_____ per year)

Out-of-Pocket Expenses (if applicable)*
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
• typesetting, printing and distribution of Prospectuses and shareholder reports
• production, printing, distribution and placement of advertising and sales literature and materials
• engagement of designers, free-lance writers and public relations firms
• long-distance telephone lines, services and charges
• postage
• overnight delivery charges
• FINRA registration and filing fees
(FINRA advertising filing fees are included in Advertising Compliance Review section above)
• record retention
• travel, lodging and meals

Fees are billed monthly.
* Upon prior approval of the Corporation